Exhibit 5.2

INTERNAL REVENUE SERVICE	DEPARTMENT OF THE TREASURY
P. O. BOX 2508
CINCINNATI, OH 45201

Employer Identification Number:
Date: JAN 07 2008	38-0368906
DLN:
303013064
BRANCH COUNTY FEDERAL SAVINGS &	Person to Contact:
LOAN ASSOCIATION	MARK C RETTA ID# 31737
375 N WILLOWBROOK RD	Contact Telephone Number:
COLDWATER, MI 49036	(513) 263-3577
Plan Name:
FINANCIAL INSTITUTIONS RETIREMENT FUND
Plan Number: 001
Dear Applicant:
     We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.
     Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.
     The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provide examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.
     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.
     This determination letter is applicable for the amendment(s) executed on 06-03-02 & 12-22-97.
     Issues arising from the amendment of a defined benefit plan’s benefit formula to convert that formula into a cash balance type benefit formula are under study, and this determination letter does not express an opinion on any of these issues. A cash balance type formula generally defines a benefit for each employee by reference to a single-sum amount, such as 10 percent of final average pay times years of service, or the amount of the employee’s hypothetical account balance.
     This letter considers the changes in qualification requirements made by
Letter 835 (DO/CG)

BRANCH COUNTY FEDERAL SAVINGS & LOAN ASSOCIATION
the Uruguay Round Agreements Act, Pub. L. 103-465, the Small Business Job Protection Act of 1996, Pub. L. 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353, the Taxpayer Relief Act of 1997, Pub. L. 105-34, the Internal Revenue Service Restructuring and Reform Act of 1998, Pub. L. 105-206, and the Community Renewal Tax Relief Act of 2000, Pub. L. 106-554.
     Based on the information you have supplied, you are a participating employer in a multiple employer plan under section 413 (c) of the Code.
     This letter may not be relied on with respect to whether the plan satisfies the requirements of section 401 (a) of the Code, as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub. L. 107-16.
     The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.
     The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.
     We have sent a copy of this letter to your representative as indicated in the power of attorney.
     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely yours,
/s/ Andrew E. Zuckerman
Andrew E. Zuckerman
Director, EP Rulings & Agreements

Enclosures:
Publication 794
Addendum
Letter 835 (DO/CG)

BRANCH COUNTY FEDERAL SAVINGS & LOAN ASSOCIATION
     This determination letter acknowledges receipt of the provisions intended to satisfy the requirements of section 401(a) of the Code, as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub. L. 107-16.
Letter 835 (DO/CG)